Exhibit 99.1

Shineco, Inc. Retains Ascent Investor Relations LLC

BEIJING, China, May 11, 2017/ PRNewswire/ -- Shineco, Inc. (“Shineco” or the “Company”), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company has retained Ascent Investor Relations LLC (“AIR”), a leading full service investor relations (IR) and corporate communications firm, as the Company's external investor relations advisor.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, Inc., commented, “We are excited to partner with Ascent Investor Relations LLC, which allows us to capitalize on AIR’s professional experience and their deep understanding of the biotechnology industry to communicate Shineco’s unique market position, business strategy and financial performance to the capital markets. The collaboration will further enhance our ability to connect with our shareholders. We truly believe AIR will be a remarkable asset to our investor relations and communications efforts. We look forward to implementing our investor relations practice that we believe will have Shineco well positioned for the future development.”

Founded in 2014, Ascent Investor Relations LLC is a full service investor relations and corporate communications firm serving private companies, pre-IPO, and public companies across all industries in the U.S. stock market. AIR, with its headquarters in New York, is composed of highly experienced communication experts and Wall Street professionals with extensive expertise in areas such as investment banking, institutional sales, equity research, investor relations, communications, media relations and business journalism. For more information, please visit www.ascent-ir.com.

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. (“Shineco” or the “Company”) is a Delaware holding company that uses its subsidiaries’ and variable interest entities’ vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.shinecobiotech.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com